HBK INVESTMENTS L.P.


                         AUTHORIZATION CERTIFICATE

     Reference is made to that certain Second Amended and Restated Limited Partnership Agreement of HBK INVESTMENTS L.P., a Delaware limited partnership (the "Partnership"), dated as of January 1, 1997 (the "Agreement"). All capitalized terms which are not defined herein shall have the meanings set forth in the Agreement.

     The undersigned, being the sole General Partner in the Partnership, pursuant to Section 7.1 of the Agreement, does hereby authorize Kenneth M. Hirsh, Laurence H. Lebowitz, William E. Rose, Richard L. Booth, Jr., David C. Haley, Jamiel A. Akhtar, Kevin O'Neal and Benjamin Heller, to act for and on behalf of the Partnership and to execute such documents, make such filings, seek such approvals and take such actions as may be necessary or advisable in order to carry out the purposes of the Partnership.

     IN WITNESS WHEREOF, the undersigned has executed this Authorization Certificate as of the 30th day of September, 2003.


                                      GENERAL PARTNER

                                      HBK Partners II L.P.

                                      By:  HBK Management LLC,
                                           its sole general partner

                                           By:  /s/ David C. Haley
                                                David C. Haley
                                                Member, Authorized Signatory